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                                                                    Exhibit 4. J
                                LETTER AGREEMENT
                                  WITH RESPECT
                                       TO
                          MASTER REPURCHASE AGREEMENT
                                      AND
               REPURCHASE TRANSACTION TRI-PARTY CUSTODY AGREEMENT

    THIS LETTER AGREEMENT is made and entered into as of the date written below by and between COMERICA BANK as Trustee (the "Buyer") pursuant to the Trust Agreements (as defined below) and LEHMAN GOVERNMENT SECURITIES INC., (the "Seller"). Reference is made to:

    (i) The Savings and Stock Investment Plan for Salaried Employees ("SSIP") dated June 30, 1987 and all amendments thereto through December 31, 1992, the Tax-Efficient Savings Plan for Hourly Employees ("TESPHE") dated October 7, 1990 and all amendments thereto through December 31, 1992, (collectively, "the Plans"), the Trust Agreement under the SSIP between Ford Motor Company and Comerica Bank (formerly Manufacturers National Bank of Detroit) dated January 13, 1956 and all amendments thereto, and the Trust Agreement under the TESPHE between Ford Motor Company and Comerica Bank (formerly Manufacturers National Bank of Detroit) dated as of January 1, 1985 and all amendments thereto, (collectively, the "Trust Agreements") authorizing the Buyer to invest all or a portion of the moneys under the Income Fund established under the plans pursuant to an Income Fund Contract (such contract, together with the Plans and Trust Agreements, collectively referred to herein as the "Plan Documents"); and

    (ii) The Master Repurchase Agreement and Annex 1 thereto dated as of February 1, 1993 by and between the Buyer and the Seller (the "Repurchase Agreement") governing specific repurchase transactions which may be entered into from time to time by the Buyer and the Seller for the sale and subsequent repurchase of securities (the "Transactions"); and

    (iii) The Repurchase Transaction Tri-Party Custody Agreement and all exhibits thereto dated as of February 1, 1993 (the "Custody Agreement") among Buyer, Seller and Bank of America NT & SA (the "Custodian").

    The Transactions described hereunder shall be deemed Transactions under the Repurchase Agreement. All capitalized terms used and not defined herein will have the respective meanings ascribed to them in the Repurchase Agreement, the Custody Agreement, or the Plan Documents, as applicable; provided, however, that the term "Business Day" shall have the meaning ascribed to it in the Custody Agreement. The terms of this Letter Agreement (the "Letter") are hereby incorporated into the Repurchase Agreement as if set forth in full therein. Notwithstanding the provisions of Paragraph 14 of the Repurchase Agreement, if there is any conflict between any provision set forth in the Repurchase Agreement and any provision set forth hereunder, then the terms of this Letter shall prevail. This Letter, the Repurchase Agreement and the Custody Agreement shall hereinafter be referred to as the CGIC Agreements.

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    INITIAL PURCHASE OF SECURITIES:

    1. The parties hereto agree that during the period February 1, 1993 to January 31, 1994 (the "Window Period"), the Buyer, in its sole discretion, may cause the Seller to enter into Transactions whereby upon one Business Day's notice, the Buyer shall purchase from the Seller and the Seller shall sell to the Buyer certain securities which are of the type set forth in Schedule A annexed hereto and incorporated herein (the "Securities") equal in Market Value to an amount transferred by Buyer (the "Increase Amount") multiplied by the agreed-upon percentages (each a "Margin Percentage") set forth in Schedule
A. In connection with each Transaction, the Buyer shall transfer to the Seller the Increase Amount in immediately available funds as payment for Purchased Securities and the Seller shall transfer the Purchased Securities to the Buyer's account (each a "Window Transaction Increase"). Window Transaction Increases shall only be effected by the Buyer with funds received from new deposits and transfer of funds by participants from other Plan investments during the Window Period, such funds resulting only from participant elections effective during calendar year 1993.

    REPURCHASE DATES:

    2. The Buyer and Seller agree that the Seller shall repurchase from the Buyer certain of the Purchased Securities in an amount equal to or less than the then current Purchase Price (each such Transaction referred to herein as a "Transaction Reduction") subject to and in accordance with the notice provisions set forth in Paragraph 5 and the following terms and conditions:

    (i) If the Buyer is required to satisfy benefit payments specified by the employee made pursuant to the employee benefit plans contributing to the Plans, the Buyer may effect a Transaction Reduction upon two Business Days' notice in the amount of such bona fide benefit payments. Buyer shall provide to Seller reasonable proof, including written documentation to verify or establish Seller's responsibility for this Transaction Reduction within two weeks of such Transaction Reduction. If reasonable proof is not provided by the Buyer to the Seller in accordance with the previous sentence, such Transaction Reduction shall be deemed to be a Transaction Reduction pursuant to subparagraph (iii) hereof and the Repurchase Price may be adjusted accordingly.

    (ii) On any Business Day, Buyer may effect a Transaction Reduction, for any reason other than described in (i) above, without penalty, provided that
(a) notice is given to the Seller thirty days in advance that the Buyer intends to effect a Transaction Reduction under this Subparagraph (ii), (b) the Seller gives notice no later than seven Business Days' in advance of the amount of such Transaction Reduction, (c) the cumulative amount of such Transaction Reductions shall not exceed 10% of the sum of all Window Transaction Increases and (d) such Transaction Reduction is a result of employer-initiated events that shall include the following:

                - plant shutdown
                - closing of subsidiary
                - employee layoffs
                - early retirement programs

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                (iii)   Buyer can effect a Transaction Reduction for any
reason other than described in (i) or (ii) above, to have the Seller repurchase all or any portion of the Purchased Securities outstanding at any time provided that notice is given thirty days in advance under the following terms.

                      a) On the date that notice is received by the Seller, the Seller, as calculation agent, shall determine the current fixed rate, based upon current market conditions (the "Current Fixed Rate") for a transaction with the same terms as those described in this Letter, however with an initial Purchase Date being, the date of the Transaction Reduction contemplated under this subparagraph (iii).

                      b) If the Current Fixed Rate is less than the Fixed Rate, as defined below, the Seller will repurchase Purchased Securities, without penalty, at a Repurchase Price equal to or less than the then outstanding Purchase Price plus, any accrued but unpaid Price Differential.

                      c) If the Current Fixed Rate is greater than or equal to the Fixed Rate, the Seller will repurchase Purchased Securities at a Repurchase Price, equal to the Early Repurchase Price as calculated in Schedule B, plus the Price Differential.

        In accordance with Paragraph 3 of this letter, on each Price Differential Reinvestment Date, as defined below, the Seller shall deliver to the Buyer securities equal in Market Value to the Price Differential payable on such Price Differential Reinvestment Date multiplied by the agreed upon Margin Percentage and the Seller shall, in lieu of transferring funds to the Buyer, increase the balance of the Purchase Price for the amount of the Price Differential payment (a "Price Differential Transaction Increase").

        Transaction Reduction, Window Transaction Increases and Price Differential Transaction Increases are collectively referred to herein as "Transaction Events." All Transaction Events are subject to the notice provisions set forth in this Paragraph 2 and Paragraph 5 of this Letter.

        The Buyer and the Seller agree that the date of the first Transaction Event (except for the initial Window Transaction Increase) shall be the "Initial Repurchase Date" for the Transaction. commencing on the Initial Repurchase Date and provided that no Event of Default (as such is defined in Paragraph 16 of this Letter) by the other party hereto has occurred in connection with the then current Transaction, the Buyer and the Seller agree that they shall be deemed to have automatically entered into successive subsequent Transactions, having Purchase Dates and Repurchase Dates as determined herein at a Purchase Price equal to the sum of Window Transaction Increases, Price Differential Transaction Increases, decreased by any amounts paid to the Buyer with respect to Transaction Reductions. The Purchase Date for each subsequent Transaction shall be the Repurchase Date for the immediately preceding Transaction. The Repurchase Date for each successive subsequent Transaction shall be the date of the next succeeding Transaction Event in accordance with this Paragraph 2. Price Differential and

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Margin calculations as described in Paragraphs 3 and 6 respectively shall apply to the Initial Transaction and to all subsequent Transactions. Except for the transfer and delivery of Securities and funds necessary to effect a Transaction Reduction or Price Differential payment, the parties shall not be required to deliver and redeliver Securities and funds to effect any such successive subsequent Transactions. The Seller shall, upon the Purchase Date resulting from each Transaction Event, deliver to the Buyer the Confirmation required by Paragraph 3(b) of the Repurchase Agreement and deliver to Custodian Seller's Instructions as required by Paragraph 5.a of the Custody Agreement.

        The Seller agrees that, notwithstanding any provision of the Repurchase Agreement permitting the Seller to retain custody of the Purchased Securities, the Seller shall cause all Purchased Securities to be transferred to the Custodian for delivery to the Buyer's Account pursuant to the provisions of the Custody Agreement.

        Buyer and Seller agree that Seller may substitute other Securities for Purchased Securities, in accordance with Paragraph 9 of the Repurchase Agreement provided that such substitute securities are of the type set forth in Schedule A. Buyer and Seller further agree that Seller may substitute cash for the Purchased Securities during the course of the Business Day and may deliver cash to Buyer's account in order to cure a Margin Deficit in accordance with Paragraph 4a of the Repurchase Agreement.

        The Buyer agrees that funds received in connection with a Transaction Reduction may not be used for investment with or through any other entity, and the Buyer further agrees that without the prior written consent of the Seller, funds received in connection with a Transaction Reduction may not be reinvested with the Seller except under the terms of this Letter.

        PRICE DIFFERENTIAL:

        3. The Buyer and the Seller agree that the Pricing Rate used to determine the Price Differential for any Transaction hereunder shall be the 5.3805% (the "Fixed Rate") per annum, quarterly payment calculated in arrears 5.49%, annual effective). The Price Differential shall be calculated on the basis of the actual number of days in a 365/366 day year. The Price Differential shall be payable by the Seller on the first Business Day of January, April, July and October, (each "Price Differential Reinvestment Date"), and on the Maturity Date. The Price Differential payable on the Price Differential Reinvestment Date shall be reinvested with the Seller as an increase in the then outstanding Purchase Price (a "Price Differential Transaction Increase"). Notwithstanding any provision of the Repurchase Agreement, for purposes of calculating the Price Differential with respect to Transactions effected in accordance with the terms hereunder, the then current Purchase Price shall not include any cash paid to Buyer with respect to a Margin Deficit or any cash paid to Seller with respect to a Margin Excess.

    MATURITY DATE:

    4. The Buyer and the Seller agree that the final Transaction shall terminate on the earlier to occur of (i) the date on which a Transaction Reduction occurs which reduces the then current Purchase Price to zero in accordance with Paragraph 2 of this

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Letter or (ii) June 30, 1996 (the "Final Maturity Date")  or (iii) this Letter and the Repurchase Agreement are terminated pursuant to Paragraph 10, or (iv) the effective date on which an Event of Default occurs (as defined in Paragraph 16 of this Letter) (any) of the foregoing dates herein referred to as the "Maturity Date"). On the Maturity Date, the Buyer shall transfer the remaining Purchased Securities to the Seller, and the Seller shall pay to the Buyer the Repurchase Price applicable to such Transaction including any accrued, but unpaid Price Differential, as well as any Price Differential reinvested as a Price Differential Transaction Increase pursuant to Paragraph 3; and, upon such transfer and payment, the obligations of the Buyer and Seller under this Letter shall be satisfied.

        NOTICES AND CONFIRMATION:

        5. The Seller agrees that, provided it has received notice of a Transaction Reduction from the Buyer by 11:00 a.m. New York Time on any Business Day, it shall, on or before 2:00 p.m., New York Time, on the applicable Business Day following receipt of such notice, in accordance with this Paragraph 5 and Paragraph 2 of this Letter, in the event of a Transaction Reduction against the delivery of the Purchased Securities then being released, pay to the Buyer in immediately available funds the Transaction Reduction amount as specified in such notice. A notice of a Transaction Reduction may only be delivered on a Business Day and shall specify the Market Value of the Purchased Securities to be Repurchased which amount shall be equal to said Transaction Reduction.

        Once given, in the absence of manifest error, any notice of a Transaction Reduction delivered pursuant to this Paragraph 5 shall be absolute and unconditional and shall not be subject to modification, termination, or revocation. Any notice of a Transaction Reduction may be in the form of oral instructions from the Buyer immediately confirmed in writing.

        MARGIN:

        6. The parties hereto agree that with respect to the Transactions covered hereunder, the Margin Percentage shall be as set forth on Schedule A attached hereto. All actions taken with respect to the Market Value of the Purchased Securities, including whether there is a Margin Deficit or Margin Excess, shall be in accordance with the applicable provisions of the Custody Agreement and if the Custodian shall resign pursuant to Paragraph 12 of this Letter, then the applicable provisions of the Repurchase Agreement.

        ADDITIONAL AGREEMENTS:

        7. In the event that funds are withdrawn from the Plans as a result of a divestiture or sale of certain lines of business of the Ford Motor Company or its subsidiaries or spinoff to another qualified plan, and such funds are deposited in newly established plans, the trustee of such plans may, at their option, cause the Seller to enter into new agreements (the "Additional Agreements") with the same terms or conditions as this Letter Agreement provided however that each such Additional Agreement shall have an initial outstanding Purchase Price not less than $25,000,000.00. Buyer and Seller may enter into Additional Agreements that would each have an initial outstanding

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Purchase Price of less than $25,000,000.00 provided that Buyer pays to Seller a fee equal to $25 dollar per Business Day for each Additional Agreement. Notwithstanding the foregoing, the Buyer and Seller may only enter into an Additional Agreement if the combined outstanding Purchase Price of Transactions pursuant to this Letter Agreement and all Additional Agreements shall not exceed the outstanding Purchase Price of Transactions pursuant to this Letter Agreement and all Additional Agreements in existence prior to the creation of such Additional Agreement.

        MISCELLANEOUS;

        8. The Buyer and the Seller agree that, if for any reason any Transaction hereunder shall be deemed to be other than a sale or purchase, Seller hereby grants a first perfected security interest in and pledges, assigns and transfers to the Buyer any and all right, title, and interest of the Seller in and to the Purchased Securities or cash delivered or to be delivered to Buyer pursuant to the terms of the Transactions, together with rights with respect to such Transactions, to secure the prompt performance of all obligations of the Seller under the Repurchase Agreement and this Letter, including, without limitation, the payment to the Buyer of the liabilities, indebtedness and obligations of the Seller to the Buyer, and all claims of the Buyer against the Seller arising out of or by reason of any or all Transactions hereunder.

        It is the intention of the Seller and Buyer that, if for any reason the Transaction shall be deemed other than a sale and purchase, the Buyer's rights in and to the Purchased Securities and cash shall be those of a secured party holding collateral under the provisions of the Uniform Commercial Code as in effect in the State of New York (the "U.C.C.").

        9. The amounts that are paid to the Seller hereunder are accepted by the Seller as principal, and the Seller will not accept such funds on behalf of any entity (including the Buyer or the participants of the Plans) and the Seller is not restricted in its use, investment, or disposition of the funds so paid. The Seller may use, hold, invest, or dispose of the Purchase Price in any manner and with or to any person it deems appropriate and shall not be liable with respect to such Purchase Price to any person other than the Buyer and its permitted assigns and shall not be liable to the Buyer or its assigns for anything other than the repayment of the Purchase Price and Price Differential as required by this Letter and the Repurchase Agreement. The Seller is not acting as a fiduciary, agent, or depository, and nothing herein shall be construed to constitute the Seller as a fiduciary, agent, or depository for the Buyer or the participants of the Plans, or any entity, and the Seller shall have no obligation, responsibility, or liability with respect to (i) the source of funds received hereunder, (ii) the application or misapplication of funds by the Buyer or of any other entity upon repayment hereunder, (iii) the insolvency, bankruptcy, dissolution or reorganization of the Buyer or any other entity, (iv) the offer or sale of the Plans, or (v) any adverse tax consequences that occur with respect to the Plans resulting from transactions hereunder or otherwise. The Seller or any of its affiliates may commingle any amounts received hereunder with the general assets of the Seller or any), of its affiliates and shall not be required to segregate or otherwise separately identify or account for such amounts.

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        10.   The Buyer agrees that it will deliver to the Seller written notice of amendments and waivers to the Plan Documents or alterations to the administration of the Plans that could have the effect of altering the frequency, the amount or the term of Transactions contemplated hereunder. Seller will determine whether such proposed changes will materially reduce the Seller's expected benefits or increase the Seller's exposure or obligations pursuant to this Letter or the Repurchase Agreement. Seller will have the right to either:

          (a)   accept such amendment or alteration, in which event   Seller
                shall give notice to Buyer that no other action shall be required on the part of the Buyer; or

          (b) negotiate in good faith with Buyer to modify the terms of this Letter Agreement for the purposes of maintaining the
                Seller's anticipated economic return under the Letter
                Agreement; or   in the event that Buyer and Seller are unable
                to agree upon modified terms of this Letter Agreement pursuant to this clause (b), terminate this Letter and the Repurchase Agreement, in which event the Seller shall promptly notify the Buyer in writing of such termination, which notice shall specify the termination date.

        11. The Buyer agrees that if any successor succeeds to the duties of Buyer, it will promptly notify the Seller in writing of such succession, which notice shall identify the successor, set out its address, telephone and facsimile numbers and identify the officer or officers authorized to transact business with the Seller under the Repurchase Agreement and the Custody Agreement. Such successor shall, upon delivery to the Seller of such additional information as may reasonably be requested by the Seller, and upon execution an assumption of the Buyer's obligations under the Repurchase Agreement and this Letter, it required by the Seller, automatically succeed to the rights, and duties of the Buyer pursuant to Paragraph 15 of Repurchase Agreement. The Seller agrees that it shall exercise its best efforts to cause the Custodian to consent, pursuant to Paragraph 18.d of the Custody Agreement, to the assignment by the Buyer of its rights and obligations thereunder.

        12. If the Custodian elects to terminate the Custody Agreement pursuant to Paragraph 16 thereof and its rights and obligations thereunder, the Buyer and Seller shall exercise their best efforts to obtain a substitute financial institution located in New York, New York, qualifying as a "financial intermediary" (as such term is defined in Section 8313 of the U.C.C.) to assume the obligations of the Custodian under the Custody Agreement or other custodial agreements having terms and conditions similar to the Custody Agreement.

        If a replacement custodian cannot be obtained prior to the effective termination date of the Custodian's obligations under the Custody Agreement the Seller shall thereafter, until a replacement custodian is appointed, deliver all Purchased Securities to an agent designated by the Buyer, which agent shall be a financial intermediary located in New York, New York maintaining accounts with the FRBNY and PTC. Purchased Securities comprised of Physical Securities shall be delivered by the Seller into the



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possession of the Buyer's agent. Book Entry Securities shall be transferred by Seller to the account maintained by Buyer's agent at the FRBNY. Clearing Corporation Securities shall be transferred by the Buyer to the account maintained by the Buyer's agent with the PTC.

        Until a replacement custodian is appointed Buyer shall determine the Margin Value of the Purchased Securities on each Business Day in the manner provided in Paragraph 6.c of the Custody Agreement. Buyer shall give prompt notice of each determination of Market Value made pursuant to such paragraph to Seller. If the aggregate Market Value of the Purchased Securities subject to all Transactions results in a Margin Deficit for all such Transactions, Buyer shall require Seller, pursuant to Paragraph 4(a) of the Repurchase Agreement, to immediately satisfy such Margin Deficit.

        Prior to the Maturity Date each of the Seller and the Buyer agrees not to exercise its right to terminate the Repurchase Agreement pursuant to Paragraph 15 thereof and the Buyer agrees not to terminate the Custody Agreement pursuant to Paragraph 16 thereof.

        13. Any written notice authorized or required by this Letter shall be sufficiently given if addressed to the receiving party and hand delivered or sent by overnight courier, telecopy or other facsimile machine to the individuals specified in Paragraph 18.b of the Custody Agreement or to such other person or persons as the receiving party may from time to time designate to the other parties in writing pursuant to said Paragraph 18.b.

        14. The Buyer represents that the Transactions contemplated herein and under the Repurchase Agreement are permitted investments and are in accordance with the applicable provisions of the Trust Agreement.

        15. The Seller and the Buyer recognize that each Transaction entered into hereunder and under the terms of the Trust Agreement is a "repurchase agreement" as that term is defined in Section 101 of Title 11 of the United States Code, as amended (the "U.S.C."), and a "securities contract" as that term is defined in Section 741 of Title 11 of the U.S.C.

        16. It is agreed by the Buyer and the Seller that, in addition to the Events of Default specified in Paragraph 11 of the Repurchase Agreement, the failure of either party to observe any material obligation under the terms of this letter shall also constitute an "Event of Default" under Paragraph 11 of the Repurchase Agreement and the non-defaulting party shall have the right to exercise all remedies available under said Paragraph 11.

        17. This Letter shall be governed by and construed in accordance with the substantive laws (and not choice of law rules) of the State of New York. The parties hereto irrevocably consent to the non-exclusive jurisdiction and venue of any federal and state court in the Borough of Manhattan, in the City of New York, in connection with any action or proceeding arising out of or in connection with this Letter, and the parties hereto irrevocably waive the right to object to the venue of any such court on the ground of inconvenient forum.

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        18.   The Buyer agrees to make available to the Seller the Fund's IRS determination letters for the Plans, the Plan Documents, and any and all correspondence to employees in regards to the Income Fund under the Plans at Ford Motor Company.

        19. Buyer represents to Seller that Transaction contemplated under this Letter Agreement involve plan assets subject to ERISA.

        20. The terms of this Letter may be waived, modified or amended only by an instrument in writing duly executed by the Seller and Buyer.

        21. This Letter may be executed in counterparts by the parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.

        The undersigned hereby execute this Letter Agreement for the purpose of being bound by its terms.

        Dated:  February 1, 1993

                                        LEHMAN GOVERNMENT SECURITIES INC.
                                        (Seller)

                                        By:  /s/Gary M. Killian
                                           ------------------------
                                             Gary M. Killian
                                             Senior Vice President

COMERICA BANK
as Trustee
(Buyer)

By:     /s/ J. A. McIntosh
   -----------------------
Name:    James A. McIntosh
Title:   Vice President


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                                   SCHEDULE A
                              TO LETTER AGREEMENT

        Set out below is a description of the Securities eligible for sale by Seller to Buyer pursuant to paragraph 1 of the Letter Agreement:

    1. Direct obligations of the United States of America or obligations the principal of and interest on which are unconditionally guaranteed by the United States of America (wireable), or any obligation of the Government National Mortgage Association (GNMA).

           MARGIN PERCENTAGE      = 103%

    2. Any obligations, debenture notes, or similar evidences of indebtedness by any one or combination of the Government National Mortgage Association (GNMA) Federal National Mortgage Association
           (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC).

           MARGIN PERCENTAGE      = 105%


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                                   SCHEDULE B
                                       TO
                                LETTER AGREEMENT

                     CALCULATION OF EARLY REPURCHASE PRICE

ERP = Early Repurchase Price

  A = Number of interest payments per annum.

  n = Number of interest payments between the Transaction Reduction date and the Final Maturity Date (does no include the payment at maturity).

  C = Fixed Rate.

  R = Current Fixed Rate

 Di = Number of days in full Price Differential payment period on a 30/360 day count basis with no adjustment period of end dates.

 di = Number of days between the Transaction Reduction date and the next Price Differential payment date (on a 30/360 day count basis).

  P = Transaction Reduction Amount



          P*(C-R)*(di/360)      n    P*(C-R)*(Di/360)
ERP = P+  ----------------  +   S    ----------------
          [1+(di/360*R)]        i=1  [1+(R/A)] n
                                     -----------
                                     [1+(di/360*R)]


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